Exhibit 99.1

2004-17

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON THIRD QUARTER EARNINGS TOTAL $0.55 PER SHARE

•	Diluted earnings per share total $0.55 vs. $0.63 a year ago

•	Current quarter results include write-down of technology investment

HOUSTON (October 29, 2004) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $29.5 million, or $0.55 per diluted share, for the quarter ended September 30, 2004, including a non-cash after-tax write-down of $2.7 million, or $0.05 per diluted share, related to a technology investment. This compares with net income of $36.2 million, or $0.63 per share, for the third quarter of 2003. The year-ago quarter included, on a net basis, income of $7.9 million, or $0.13 per share, comprised of a gain associated with the adoption of a new accounting standard and costs associated with an acquisition effort and severance. Total revenues for the quarter were $538.5 million, up 25 percent from 2003’s $429.1 million, and net income was $29.5 million, up 23 percent from 2003’s $24.0 million of income before the cumulative effect of the accounting change.

Year-over-year revenue increase driven by Cameron, Cooper Cameron Valves (CCV)

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that Cooper Cameron’s consolidated revenues for the quarter were significantly higher than year-ago levels, due primarily to the early 2004 acquisition of Petreco, included in Cameron’s results, increased subsea deliveries from Cameron and increased revenues from CCV.

Cameron results reflect increase in subsea, addition of Petreco

     Erikson noted that Cameron’s revenues were up nearly $100 million from the year-ago quarter, with about $42 million coming from Petreco. The balance of the increase was primarily in Cameron’s subsea business.

CCV revenues higher

     CCV’s quarterly revenues were up about 11 percent from the prior year due to increased deliveries from the engineered products group, which provides valves for pipeline projects and the industrial markets.

Cooper Compression margins improve

     Cooper Compression’s revenues were up only modestly sequentially and from year-ago levels, but profitability continued to improve due to the benefits of recent restructuring efforts.

Acquisition fuels year-over year increase in orders

     Orders received during the third quarter of 2004 totaled $457.7 million, down seven percent sequentially, but up more than eight percent from the $421.2 million of a year ago. Erikson noted that the Company’s total orders for the first nine months of the year, at $1.37 billion, are slightly ahead of 2003’s $1.34 billion for the same period. “The acquisition of Petreco, which has added about $86 million to orders year-to-date, has allowed us to post an increase in orders thus far,” Erikson said. “Meanwhile, our backlog declined as revenues, driven by subsea deliveries, exceeded $500 million for the second consecutive quarter.”

     At September 30, 2004, the Company’s backlog was $867.7 million, down about nine percent from $955.0 million as of the end of the second quarter. Backlog declined by approximately 12 percent from the September 30, 2003 level of $980.5 million.

Cash flows, balance sheet remain strong

     Cooper Cameron’s net debt (total debt net of cash and short-term investments) at September 30, 2004 was $211.2 million, up from $155.0 million at December 31, 2003. Erikson noted that while the Company spent approximately $25.8 million on share repurchases and $9.9 million on capital expenditures during the quarter, net debt-to-total capitalization declined to 15.5 percent at quarter’s end. “Our continuing focus on generating cash from operations has given us the flexibility to pursue such opportunities as acquisitions and stock repurchases,” he said. Erikson also noted that the previously announced acquisition of certain valve manufacturing businesses from Precision Castparts Corp. is expected to close in early December and should add approximately $0.10 per share to Cooper Cameron’s 2005 earnings.

Fourth quarter earnings to be similar to third

     “We currently expect Cooper Cameron’s fourth quarter earnings to be approximately $0.50 to $0.54 per diluted share, which reflects the acceleration of certain subsea deliveries into the third quarter,” Erikson said, “and we expect full-year earnings of approximately $1.70 to $1.75 per diluted share.”

     Erikson said that it is too early to provide specific guidance for next year, and that the Company expects to provide a forecast of 2005 results shortly after the first of the year. Erikson noted that despite the fact that subsea activity is forecast to grow significantly over the next several years, continued delays in awards of large subsea systems projects, particularly those located offshore West Africa, are likely to affect the Company’s forecast for 2005. “While we have not yet attempted to frame a range of guidance for next year’s earnings,” he said, “the continued slippage in timing of significant subsea project awards, coupled with the fact that we recognize revenue as product is delivered, is likely to have a dampening effect on our expectations for late 2005.”

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future order levels, revenues and earnings of the Company (including fourth quarter earnings per share estimates), made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors that can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; fluctuations in debt and equity markets; and variations in global economic activity. In particular, current and projected oil and gas prices historically have directly affected customers’ spending levels and their related purchases of the Company’s products and services, though they have not done so recently. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results of Operations
($ and shares in millions except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues:
Cameron	$365.4	$267.7	$1,052.5	$738.3
Cooper Cameron Valves	89.0	79.9	251.5	227.7
Cooper Compression	84.1	81.5	241.6	225.1

Total revenues	538.5	429.1	1,545.6	1,191.1

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	395.3	305.4	1,157.4	845.9
Selling and administrative expenses	77.1	69.5	219.1	209.0
Depreciation and amortization	20.1	21.2	60.3	62.0
Non-cash write-down of technology investment	3.8	—	3.8	—
Interest income	(1.1)	(1.5)	(3.3)	(4.0)
Interest expense	1.9	2.1	14.8	6.3

Total costs and expenses	497.1	396.7	1,452.1	1,119.2

Income before income taxes and cumulative effect of accounting change	41.4	32.4	93.5	71.9
Income tax provision	(11.9)	(8.4)	(28.1)	(18.7)

Income before cumulative effect of accounting change	29.5	24.0	65.4	53.2
Cumulative effect of accounting change	—	12.2	—	12.2

Net income	$29.5	$36.2	$65.4	$65.4

Basic earnings per common share:
Before cumulative effect of accounting change	$0.56	$0.44	$1.23	$0.97
Cumulative effect of accounting change	—	0.23	—	0.23

Net income per common share	$0.56	$0.67	$1.23	$1.20

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.55	$0.42	$1.21	$0.95
Cumulative effect of accounting change	—	0.21	—	0.20

Net income per common share	$0.55	$0.63	$1.21	$1.15

Average common shares outstanding	53.0	54.4	53.3	54.6

Average shares utilized in diluted calculation	53.7	59.7	53.9	60.0

EBITDA:
Cameron	$48.2	$39.2	$121.5	$101.8
Cooper Cameron Valves	15.1	12.7	38.4	36.2
Cooper Compression	11.4	10.3	29.1	18.3
Other	(12.4)	(8.0)	(23.7)	(20.1)

Total	$62.3	$54.2	$165.3	$136.2

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	Sept. 30,	Dec. 31,
	2004	2003
	(unaudited)
Current Assets:
Cash and cash equivalents	$257.8	$292.1
Short-term investments	—	22.0
Receivables, net	377.1	316.2
Inventories, net	412.6	473.2
Other	87.6	44.2

Total current assets	1,135.1	1,147.7

Plant and equipment, net	440.8	471.3
Goodwill, net	395.0	316.1
Other assets	230.0	205.6

Total Assets	$2,200.9	$2,140.7

Current Liabilities:
Current portion of long-term debt	$10.7	$265.0
Accounts payable and accrued liabilities	442.2	397.3
Accrued income taxes	14.0	17.6

Total current liabilities	466.9	679.9

Long-term debt	458.3	204.1
Postretirement benefits other than pensions	44.0	43.4
Deferred income taxes	50.3	46.1
Other long-term liabilities	32.1	30.5

Total liabilities	1,051.6	1,004.0

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued at September 30, 2004 and December 31, 2003	0.5	0.5
Capital in excess of par value	949.3	957.9
Retained earnings	243.0	177.6
Accumulated other elements of comprehensive income	45.9	55.3
Less: Treasury stock, 1,869,811 shares at September 30, 2004 (1,130,600 shares at December 31, 2003)	(89.4)	(54.6)

Total stockholders’ equity	1,149.3	1,136.7

Total Liabilities and Stockholders’ Equity.	$2,200.9	$2,140.7

Cooper Cameron Corporation
Unaudited Consolidated Statements of Cash Flows
($ millions)

	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$29.5	$36.2	$65.4	$65.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.1	16.6	51.1	50.2
Amortization (primarily capitalized software)	3.0	4.6	9.2	11.8
Write-off of unamortized debt issuance costs associated with retired debt	—	—	6.8	—
Non-cash write-down of technology investment	3.8	—	3.8	—
Non-cash cumulative effect of accounting change	—	(12.2)	—	(12.2)
Deferred income taxes and other	7.3	5.3	5.9	3.3
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(8.8)	(32.0)	(37.9)	1.7
Inventories	15.6	(31.6)	62.3	(64.4)
Accounts payable and accrued liabilities	(20.6)	26.4	(26.5)	36.8
Other assets and liabilities, net	10.7	(5.2)	(13.4)	(6.3)

Net cash provided by operating activities	57.6	8.1	126.7	86.3

Cash flows from investing activities:
Capital expenditures	(9.9)	(13.6)	(34.1)	(42.8)
Acquisitions, net of cash acquired	(7.2)	—	(92.8)	—
Sales of short-term investments	—	26.2	22.0	89.0
Purchases of short-term investments	—	(80.8)	—	(142.7)
Other	6.4	4.9	10.0	6.4

Net cash used for investing activities	(10.7)	(63.3)	(94.9)	(90.1)

Cash flows from financing activities:
Loan repayments, net	(0.3)	—	(0.6)	(0.8)
Issuance of long-term senior and convertible debt	—	—	437.9	—
Redemption of convertible debt	—	—	(443.9)	—
Debt issuance costs	(0.1)	—	(6.5)	—
Purchase of treasury stock	(25.8)	(38.0)	(82.7)	(38.0)
Activity under stock option plans and other	25.3	0.6	32.2	1.1

Net cash used for financing activities	(0.9)	(37.4)	(63.6)	(37.7)

Effect of translation on cash	3.2	1.4	(2.5)	5.2

Increase (decrease) in cash and cash equivalents	49.2	(91.2)	(34.3)	(36.3)

Cash and cash equivalents, beginning of period	208.6	328.7	292.1	273.8

Cash and cash equivalents, end of period	$257.8	$237.5	$257.8	$237.5

Cooper Cameron Corporation
Unaudited Orders and Backlog
($ millions)

Orders
	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,

	2004	2003	2004	2003

Cameron	$273.6	$255.5	$821.5	$848.8
Cooper Cameron Valves	91.7	73.9	268.7	232.8
Cooper Compression	92.4	91.8	280.2	262.3

Total	$457.7	$421.2	$1,370.4	$1,343.9

Backlog
	Sept. 30,	Dec. 31,	Sept. 30,
	2004	2003	2003

Cameron	$647.5	$771.8	$807.1
Cooper Cameron Valves	84.0	72.4	64.0
Cooper Compression	136.2	102.4	109.4

Total	$867.7	$946.6	$980.5

Cooper Cameron Corporation
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

		Three Months Ended September 30, 2004
		Cooper Cameron
	Cameron	Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes	$35.9	$11.9	$7.4	$(13.8)	$41.4
Depreciation & amortization	12.3	3.2	4.0	0.6	20.1
Interest income	—	—	—	(1.1)	(1.1)
Interest expense	—	—	—	1.9	1.9

EBITDA	$48.2	$15.1	$11.4	$(12.4)	$62.3

		Three Months Ended September 30, 2003
		Cooper Cameron
	Cameron	Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes and cumulative effect of accounting
change	$26.6	$9.5	$5.5	$(9.2)	$32.4
Depreciation & amortization	12.6	3.2	4.8	0.6	21.2
Interest income	—	—	—	(1.5)	(1.5)
Interest expense	—	—	—	2.1	2.1

EBITDA	$39.2	$12.7	$10.3	$(8.0)	$54.2

Cooper Cameron Corporation
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

		Nine Months Ended September 30, 2004
		Cooper Cameron
	Cameron	Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes	$84.4	$29.8	$16.3	$(37.0)	$93.5
Depreciation & amortization	37.1	8.6	12.8	1.8	60.3
Interest income	—	—	—	(3.3)	(3.3)
Interest expense	—	—	—	14.8	14.8

EBITDA	$121.5	$38.4	$29.1	$(23.7)	$165.3

		Nine Months Ended September 30, 2003
		Cooper Cameron
	Cameron	Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes and cumulative effect of accounting
change	$64.0	$26.5	$5.6	$(24.2)	$71.9
Depreciation & amortization	37.8	9.7	12.7	1.8	62.0
Interest income	—	—	—	(4.0)	(4.0)
Interest expense	—	—	—	6.3	6.3

EBITDA	$101.8	$36.2	$18.3	$(20.1)	$136.2